Exhibit 99.1

NEWS

ANADARKO NAMES NEW EXECUTIVE VICE PRESIDENT,
U.S. ONSHORE EXPLORATION AND PRODUCTION

HOUSTON, April 28, 2015 – Anadarko Petroleum Corporation (NYSE: APC) today announced its Board of Directors has named Darrell E. Hollek as Executive Vice President, U.S. Onshore Exploration and Production, effective immediately. Charles A. Meloy, the Company’s current Executive Vice President, U.S. Onshore Exploration and Production, will remain as an Executive Vice President until his retirement in early June.
“Darrell is widely recognized as a respected leader both within Anadarko and throughout the industry,” said Anadarko Chairman, President and CEO Al Walker. “Darrell’s extensive industry knowledge and leadership skills will be of great benefit to the Executive Committee as we continue to move our industry-leading U.S. onshore program forward.”
Hollek joins Bob Daniels, Executive Vice President, International and Deepwater Exploration; Jim Kleckner, Executive Vice President, International and Deepwater Operations; Bob Gwin, Executive Vice President, Finance and Chief Financial Officer; Bobby Reeves, Executive Vice President, General Counsel and Chief Administrative Officer; and Chuck Meloy, Executive Vice President, on Anadarko’s Executive Committee, reporting to Walker.
“We are incredibly thankful for Chuck’s vision, his passion, and his unwavering focus on our mission, and we congratulate him on his retirement,” said Walker. “The phenomenal growth and enhanced capital efficiency of Anadarko’s U.S. onshore operations over the past nine years have largely occurred under Chuck’s leadership of the teams that have built a deep portfolio and a strong foundation for continued success.”
Hollek has 35 years of experience in the oil and natural gas industry. He began his career with the company in 1980 and most recently served as Sr. Vice President, Deepwater Americas Operations. He holds a Bachelor of Science in mechanical engineering from Texas A&M University. He is a member of the American Petroleum Institute and the Society of Petroleum Engineers, and also serves on the board of The Offshore Energy Center and the National Ocean Industries Association (NOIA) and on the CEO Council for the Gulf of Mexico Foundation.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2014, the company had approximately 2.86 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912
Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Robin Fielder, robin.fielder@anadarko.com, 832.636.1462
Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544